UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported) - October 3, 2006

TXU CORP.
(Exact name of registrant as specified in its charter)

TEXAS	1-12833	75-2669310
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201-3411
(Address of principal executive offices, including zip code)

TXU ENERGY COMPANY LLC
(Exact name of registrant as specified in its charter)

DELAWARE	33-108876	75-2967817
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201-3411
(Address of principal executive offices, including zip code)

Registrants’ telephone number, including Area Code - (214) 812-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS.

On October 3, 2006, in connection with the pending transition to full competition in the Texas retail electricity market that will occur as a result of the expiration of price-to-beat (“PTB”) on January 1, 2007, TXU Energy Company LLC (“TXU Energy Holdings”), a wholly owned subsidiary of TXU Corp. (the “Company”), announced a four-part strategy to lead the retail electricity market. The strategy includes the following four elements:

•
Special One-Time Appreciation Bonus – A special, one-time customer appreciation bonus of $100 for residential customers who live in areas where TXU Energy Holdings offers the PTB rate. The customer appreciation bonus is expected to result in a one-time, pretax charge of approximately $165 million to $170 million in the fourth quarter of 2006.

•
Unprecedented Three-Year Price Protection – In order to protect customers against the risk of rising wholesale power prices, TXU Energy Holdings will provide price protection to its residential PTB customers of record as of December 31, 2006, who chose to remain on TXU Energy Holdings’ basic month-to-month plan and meet certain other criteria, for a period of three years until at least January 1, 2010.

•
New, Aggressively-Priced Competitive Offers – New pricing plans that offer consumers the option to save money today while also securing long-term price certainty.   Additionally, for a limited time, any PTB customer who chooses one of TXU Energy Holdings' non-PTB plans, or any customer who chooses any of TXU Energy Holdings' term plans, will receive a $25 sign-up incentive.

•	Low-Income Discount – An extension of TXU Energy Holdings’ 10% low-income customer discount program through September 1, 2007.

The Company and TXU Energy Holdings cannot predict the number of customers that may take advantage of the last three elements of this program and the impact, if any, that these elements will have on their results of operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TXU CORP.

By: /s/ Stan J. Szlauderbach
Name: Stan J. Szlauderbach
Title: Senior Vice President and Controller

TXU ENERGY COMPANY LLC

By: /s/ Stan J. Szlauderbach
Name: Stan J. Szlauderbach
Title: Senior Vice President and Controller

Dated: October 10, 2006